Exhibit 1

DEPOSITARY’S NOTICE
CONCERNING SPIN-OFF, CAPITAL REDUCTION
AND MERGER

TO THE HOLDERS AND BENEFICIAL OWNERS OF
RULE 144A AND INTERNATIONAL GLOBAL DEPOSITARY SHARES (“GDSs”)
REPRESENTING THE DEPOSITED SECURITIES.

ISSUING COMPANY:	Asustek Computer, Inc., a company (“Company”) organized and existing under the laws of Taiwan, Republic of China (“ROC” / “Taiwan”).
DEPOSITARY:	CITIBANK, N.A. (“Depositary”).
DEPOSIT AGREEMENT:
Deposit Agreement, dated as of May 30, 1997, by and among the Company, the Depositary, and the Holders (“Holders”) and Beneficial Owners (“Beneficial Owners”) from time to time of Global Depositary Receipts (“GDRs”) issued thereunder to evidence the outstanding GDSs, as amended by Amendment No. 1 to Deposit Agreement, dated as of December 21, 2007 (as so amended, the “Deposit Agreement”).

DEPOSITED SECURITIES:	Shares of Common Stock, nominal value NT$10.00 per Share, of the Company (“Common Shares”).
RULE 144A GDS CUSIP NO:	04648R407
RULE 144A GDS TICKER:	ASKGLI
INTERNATIONAL GDS CUSIP NO:	04648R308
INTERNATIONAL GDS TICKER:	AKCIF
GDS to SHARES RATIO:	1 GDS: 5 Common Shares.

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES AND ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Please read this Depositary’s Notice with great care as the Spin-off, Capital Reduction and Merger are subject to significant Taiwanese regulatory restrictions and Taiwanese withholding tax and may be subject to a Taiwanese securities transfer tax.  There can be no assurance at this time that the Depositary will be able to sell the Pegatron Corporation common shares or, if the Depositary is able to sell such shares, of the manner in which the Depositary will be able to distribute the net proceeds of the sale of the Pegatron Corporation common shares to the Holders and Beneficial Owners of GDSs.
___________________________________

Reference is made to the following documents that were previously distributed to Holders and Beneficial Owners of GDSs:

•	Depositary’s Notice concerning Proposed Spin-off, Capital Reduction and Merger, dated April 12, 2010.

•	Depositary’s Notice of Shareholders’ Meeting of Asustek Computer Inc., dated January 14, 2010, and the English translations of the following documents enclosed therewith:

•	Notice of Meeting from the Company which includes the agenda for such Meeting

•	Revised Spin-off Plan, dated January 1, 2010

•	CPA Fairness Opinion with respect to the Spin-off, dated December 30, 2009

•	Merger Agreement, dated January 1, 2010

•	CPA Fairness Opinion with respect to the Merger, dated December 30, 2009

•	Depositary’s Notice of Dissent and Appraisal Rights, dated December 21, 2009, and the English translations of the following documents enclosed therewith:

•	Spin-off Plan

•	CPA Fairness Opinion

•	Condensed Unconsolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008, 1Q 2009, 2Q 2009 and 3Q 2009 of Pegatron Corporation (“Pegatron”)

•	Condensed Consolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008 and 2Q 2009 of Pegatron

•	Letter to Shareholders

•	Q&A regarding the Spin-off and Capital Reduction

English translations of documents relevant to the Spin-off, Capital Reduction and Merger were filed by the Company with the U.S. Securities and Exchange Commission under cover of Form CB (File No. 005-85134) and may be retrieved from the SEC’s website (www.sec.gov).

Statements and information issued or provided by the Company from time to time in respect of the Spin-off, Capital Reduction and Merger are posted in Chinese on the Market Observation Post System (M.O.P.S.) of the Taiwan Stock Exchange at http://newsmops.twse.com.tw, and in Chinese and English on the Company’s website at http://tw.asus.com/investor.aspx (Chinese) and at http://asus.com/investor.aspx (English).

Further statements and information that may be issued or provided by the Company in respect of the Spin-off, Capital Reduction and Merger will be posted by the Company in Chinese and English on (i) the M.O.P.S. at http://emops.twse.com.tw/emops_all.htm (English) and at http://newmops.twse.com.tw (Chinese), and (ii) the Company’s website at http://www.asus.com/investor.aspx (English), and at http://tw.asus.com/investor.aspx (Chinese).

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THE INFORMATION CONTAINED HEREIN AND IN ANY DOCUMENTS ENCLOSED HEREWITH, IN EACH CASE WITH RESPECT TO THE SPIN-OFF, THE CAPITAL REDUCTION AND MERGER, HAS BEEN PROVIDED BY THE COMPANY.  CITIBANK, N.A. IS FORWARDING THIS INFORMATION TO HOLDERS AND BENEFICIAL OWNERS OF GDSs ONLY IN ITS CAPACITY AS DEPOSITARY AND IN ACCORDANCE WITH THE TERMS OF THE DEPOSIT AGREEMENT.  CITIBANK, N.A. DISCLAIMS ANY RESPONSIBILITY AS TO THE ACCURACY OF SUCH INFORMATION AND DOES NOT, AND SHOULD NOT BE DEEMED TO, EXPRESS ANY OPINION IN RESPECT OF THE SPIN-OFF, THE CAPITAL REDUCTION OR THE MERGER.

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The Company has informed the Depositary that:

(i)	The Company’s shareholders approved the following transaction at the Company’s Shareholders’ Meeting held on February 9, 2010:

(x)
the transfer of the Company’s original design manufacturer business (i.e., the Company’s long term equity investment in Pegatron) to the Company’s wholly owned subsidiary, Pegatron International Investment Company, Ltd. (“Pegatron International”), by way of spin-off (the “Spin-off”) in accordance with ROC Mergers and Acquisition Law (“M&A

Law”) and in exchange for (a) 571,513,484 new common shares to be issued by Pegatron International to the Company (which will represent 25% of Pegatron International’s paid-in capital after the Spin-off), and (b) 1,714,540,451 new common shares to be issued by Pegatron International to all shareholders of the Company on a pro rata basis (which will represent 75% of Pegatron International’s paid-in capital after the Spin-off and every 1,000 of the Common Shares of the Company will be exchanged for approximately 403.7274 common shares of Pegatron International), and

(y)	a capital reduction of NT$36,097,608,610 by cancellation of 3,609,760,861 Common Shares of the Company, at a capital reduction ratio of approximately 85% (the “Capital Reduction”).

(ii)
Each of the Boards of Directors of Pegatron and Pegatron International approved, at separate meetings held on January 17, 2010, the merger (the “Merger”) of Pegatron and Pegatron International and the concurrent exchange of Pegatron International common shares for Pegatron’s common shares (“Pegatron Shares”).

(iii)
The cancellation of 3,609,760,861 of the Company’s Common Shares (with par value NT$10 per share) and the reduction of the Company’s paid-in capital in an amount of NT$36,097,608,610 were approved by the ROC Financial Supervisory  Commission (“FSC”) on April 9, 2010.

(iv)
In order to accommodate certain technical requirements of Taiwanese law applicable to the listing of Pegatron Shares on the Taiwan Stock Exchange (“TSE”) after completion of the Spin-off, Capital Reduction and Merger, on April 12, 2010 the Company’s Board of Directors amended certain technical aspects of the Spin-off (which do not in any way modify the economic terms of the Spin-off, Capital Reduction and Merger for the Company’s shareholders).

(v)
The issuance of Pegatron Shares as consideration in the Merger to the shareholders of Pegatron International (which consist of the holders of the Company’s Common Shares and the Company) was approved by the FSC on June 10, 2010.

(vi)	The listing of Pegatron Shares on the TSE was approved by the TSE on June 7, 2010 and was further approved by the FSC on June 10, 2010.

(vii)	The relevant dates for the Spin-off, Capital Reduction and Merger in Taiwan are as follows:

•	The record date in Taiwan for the Spin-off and Capital Reduction for the holders of the Company’s Common Shares was June 1, 2010.

•	The trading suspension period in Taiwan for the Company’s Common Shares is from May 18, 2010 to June 23, 2010.

•	The closed book period in Taiwan for the Company’s Common Shares is from May 20, 2010 to June 23, 2010.

•	The effective date for the Merger in Taiwan was June 10, 2010.

•	The Pegatron Shares will be listed for trading on the TSE on June 24, 2010.

(viii)	The Spin-off, Capital Reduction and Merger will be implemented in Taiwan at the Company’s shareholder level as follows:

•
As of June 1, 2010, every 1,000 Common Shares of the Company represent the right to receive, on June 24, 2010, (i) 150 of the Company’s new Common Shares, par value NT$10 per share (“New Asustek Shares”), and (ii) 403.7274 Pegatron Shares.

•
No fractional New Asustek Shares and no fractional Pegatron Shares will be issued.  For the Capital Reduction, any fractional entitlements will be paid by the Company in cash based on the closing price of the New Asustek Shares on June 24, 2010.  For the Merger, any fractional entitlements will be paid in cash by Pegatron based on the “net worth” of Pegatron Shares on June 10, 2010 (with calculations to the nearest one New Taiwan Dollar).

•	The New Asustek Shares and the Pegatron Shares will be delivered in Taiwan on June 24, 2010 to holders of record of the Company’s Common Shares in Taiwan as of June 1, 2010.

•
The Pegatron Shares will be delivered in Taiwan on June 24, 2010 to the holders of record of Pegatron International shares in Taiwan as of June 10, 2010 (which consist of the holders of the Company’s Common Shares and the Company).

Exchange of GDSs and Distribution of Pegatron Entitlements.

Based on the foregoing and as a result of the Spin-off, Capital Reduction and Merger, notice is hereby given to the Holders and Beneficial Owners of the following:

•
As of June 24, 2010 Holders and Beneficial Owners of GDSs will be entitled to receive, upon surrender of their GDSs to the Depositary and payment of applicable Depositary fees and taxes, (i) 0.15 new Asustek GDS (“New Asustek GDSs”), each New Asustek GDS representing the right to receive 5 New Asustek Shares, and (ii) one Pegatron entitlement (“Pegatron Entitlement”), each Pegatron Entitlement representing the right to receive 2.018637 Pegatron Shares.

•	The CUSIP Nos. for the New Asustek GDSs will be as follows:

New Rule 144A Asustek GDS Cusip No.:	04648R506
Old Rule 144A Asustek GDS Cusip No.:	04648R407
New International Asustek GDS Cusip No.:	04648R605
Old International Asustek GDS Cusip No.:	04648R308

•
No fractional New Asustek GDSs will be issued.  Any fractional entitlements to New Asustek GDSs will be aggregated and sold by the Depositary and the net proceeds from such sale (after deduction of applicable fees, taxes and expenses) will be remitted to the applicable surrendering GDS holders.

•
Taiwanese withholding tax payable in respect of the Spin-off and the Capital Reduction will be collected from surrendering GDS holders in the amount of US$0.04926156 per GDS surrendered.  A description of the Taiwanese withholding tax payable in respect of the Spin-off and Capital Reduction is set forth below.

•	A Depositary fee of US$.02 per GDS surrendered will be charged by the Depositary in connection with Spin-off, Capital Reduction and Merger.

•
The Pegatron Entitlements are not transferable and will be “blocked” in the accounts of holders who surrender their GDSs to the Depositary for a period expiring three months after the effective date (record date) of the Merger – on September 10, 2010 (the “Three-Month Deadline”).

•
If at any time prior to the Three-Month Deadline a GDR program is established by Pegatron, the Pegatron Entitlements will be exchangeable for Pegatron GDSs representing the right to receive the corresponding Pegatron Shares.  See below description of regulatory uncertainty in Taiwan.

•
If no GDR program is established by Pegatron prior to the Three-Month Deadline, the holders of Pegatron Entitlements will be given the opportunity, for a period of six months after the Three-Month Deadline ending on March 10, 2011 (the “Entitlement Cancellation Period”), to instruct the Depositary to cancel their Pegatron Entitlements and sell the corresponding Pegatron Shares through Citibank in Taiwan and receive the net proceeds from such sale.

It is anticipated that instructions to sell Pegatron Shares would be aggregated over a period of time and would be executed not more frequently than once every week.  The distribution of net proceeds from the sale of Pegatron Shares in U.S. dollars may be subject to delay as a result of currency exchange approvals that are required to be obtained in Taiwan.

•
Upon the expiration of the six month Entitlement Cancellation Period, the Depositary will attempt to sell the Pegatron Shares not previously sold at the instruction of holders of Pegatron Entitlements and, subject to obtaining the required exchange approvals, will remit the net proceeds (if any) to the holders of Pegatron Entitlements then outstanding.

Regulatory Uncertainty in Taiwan as to Pegatron Shares.

In the event that (i) the necessary regulatory approvals are obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron Shares, and (ii) all conditions associated with such regulatory approvals are satisfied, in each case, on or before the Three Month Deadline, the Pegatron Shares may be distributed to Holders of GDSs entitled thereto in the form of Rule 144A Global Depositary Shares (to GDS holders who certify they are “Qualified Institutional Buyers” (QIBs), within the meaning given to such term in Rule 144A) and in the form of International GDSs (to Holders of GDSs who certify they are persons other than “U.S. Persons” and located outside the “U.S.”, within the meaning given to such terms in Regulation S).  There can be no assurances that the regulatory approvals to establish these GDR programs will be obtained, or that the conditions associated with such regulatory approval will be satisfied, in each case, at any time or before the Three Month Deadline.  The distribution of Pegatron Shares in the form of Global Depositary Shares may be subject to a levy of Taiwanese securities transfer tax.  See description of Taiwanese Securities Transfer Tax below.

In the event that (i) the necessary regulatory approvals are not obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron Shares or (ii) all conditions associated with such regulatory approvals are not satisfied, in each case, on or before the Three Month Deadline, the Depositary, if permitted under ROC law, will, after the Three Month Deadline and during the six month Entitlement Cancellation Period, at the instruction of holders of Pegatron Entitlements, sell the corresponding Pegatron Shares on the TSE  and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, upon the terms and subject to the conditions of the Deposit Agreement.  Please note that, before the Three Month Deadline, holders of the GDSs may not be able to cancel Pegatron Entitlements and instruct the Depositary to sell the corresponding Pegatron Shares.  After the Entitlement Cancellation Period, the Depositary will attempt to sell any Pegatron Shares not previously sold at the instruction of holders of Pegatron Entitlements and will remit any net cash proceeds from such sale (if any) to the holders of Pegatron Entitlements then outstanding.

There can be no assurances the Pegatron Shares will be able to be sold or at what price they will be sold, or that the Depositary will be able to convert the net sale proceeds from such sale into U.S. Dollars and distribute the net cash proceeds to the persons entitled thereto.

Taiwanese Withholding Tax.

The Company has informed the Depositary that, if the value of the new common shares to be issued by Pegatron International to the Company's shareholders (equal to 75% of the book value of the Company's long-term investment in Pegatron as of the record date of the Spin-off and Capital Reduction) exceeds the sum of the decreases in the Company's capital stock and additional paid-in capital as a result of the Capital Reduction, such excess amount will, under ROC law as currently in effect, be deemed a distribution of part of the Company's retained earnings to its shareholders. According to the Company, as a result of such distribution, each of the Company's non-Taiwanese shareholders will, as a condition to receiving the Pegatron Shares in the Merger, be required to pay a Taiwanese withholding tax equal in amount to 20% of the proportionate amount of such part of the Company's retained earnings (based on the Company's June 1, 2010 financial statements) deemed distributed (the “Retained Earnings Deemed Distributed”) by means of the issuance and delivery of Pegatron International common shares in the Spin-off and Capital Reduction that is scheduled to occur prior to the Merger.

The Company has further informed the Depositary that approximately 66.87% of the Retained Earnings Deemed Distributed are retained earnings generated by the Company after January 1, 1998 on which the Company has been assessed a 10% retained earnings tax (when such retained earnings were generated and not distributed in the following year).  According to the Company, under ROC income tax law, when the Company makes a distribution out of retained earnings on which a retained earnings tax has previously been paid by the Company, a maximum of up to 10% of the distributed retained earnings will be credited against the 20% withholding tax imposed on the distribution of retained earnings to non-Taiwanese shareholders (including holders of GDSs).

The Company has informed the Depositary that (based on the Company's June 1, 2010 financial statements), the Taiwanese withholding tax payable by non-Taiwanese holders of the Company's Common Shares in respect of the Spin-off and the Capital Reduction would be NT$316 (namely 20% x NT$1,644 - 1.06% x NT$1,099) for every 1,000 Common Shares of the Company held. This Taiwanese withholding tax is applicable to the Company's Common Shares represented by GDSs and, as a result, the Depositary intends to charge each of the Holders and Beneficial Owners upon surrender of GDSs an amount in U.S. dollars necessary to satisfy the Taiwanese withholding tax applicable to the issuance of the Pegatron International common shares in the Spin-off and Capital Reduction (based on that part of the Company's retained earnings as of June 1, 2010 deemed distributed), upon the terms and subject to the conditions of the Deposit Agreement.

Taiwanese Securities Transfer Tax

The Company has informed the Depositary that under current Taiwanese tax law a 0.3% securities transfer tax would be payable before the Pagatron Shares may be deposited into any GDR program that Pegatron may establish.  The Company has also informed the Depositary that (i) it is in the process of discussing a potential exemption from the levy of such securities transfer tax with the applicable Taiwanese regulators, and (ii) it expects to receive a decision from the Taiwanese regulators on the potential exemption from the securities transfer tax prior to the Three Month Deadline, but (iii) it cannot predict if such exemption will be obtained.

In the event that (i) the necessary regulatory approvals are obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron Shares, and (ii) all conditions associated with such regulatory approvals are satisfied, but (iii) the exemption from the securities transfer tax is not obtained, in each case, on or before the Three Month Deadline, the Taiwanese securities transfer tax will be charged to the Holders of GDSs entitled to receive the Pegatron Shares in the form of Rule 144A or International GDSs.

Please note that the corporate actions or procedures required for the Spin-off, Capital Reduction and Merger described above are based on the applicable ROC laws and regulations as currently in effect.  There can be no assurance that such corporate actions or procedures described above will still be applicable in the future.

If you have any questions about the above, please call 1-800-308-7887.

Citibank, N.A., as Depositary

June 18, 2010